Exhibit 97.1

WHITESTONE REIT

CODE OF BUSINESS

CONDUCT AND ETHICS

Updated March, 2023

Introduction

This Code of Business Conduct and Ethics (this "Code") embodies the commitment of Whitestone REIT (the "REIT') and Whitestone REIT Operating Partnership, L.P. (together with the REIT, the "Company") to conduct their business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of the Board of Trustees (the "Board") of the REIT are expected to adhere to the principles and procedures set forth in this Code that apply to them.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section I of this Code shall be our code of ethics for our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, controller or other chief accounting officer, and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer of the Company (collectively, the "Senior Executive and Financial Officers"), although this entire Code shall apply to Senior Executive and Financial Officers for all other purposes. Each employee of the Company also should read and be familiar with the Company's Employee Handbook, as it may be modified from time to time (the "Employee Handbook"). With respect to the Company's employees, this Code does not supersede the standards set forth in the Employee Handbook, but rather should be read together with the Employee Handbook.

SECTION I.

A.	General

The policy of the Company is to comply with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. In particular, Senior Executive and Financial Officers hold an important and elevated role in demonstrating and promoting a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company's public communications, (iii) compliance with applicable governmental rules and regulations, (iv) prompt internal reporting of violations of this Code to appropriate persons, and (v) accountability for adherence to this Code. To assist in accomplishing these goals, the Company has adopted this Code. This Code shall be approved initially by the Board and thereafter periodically by the Audit Committee (the "Audit Committee") of the Board and disbursed to the public by means of one of the methods described in the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). Once approved by the Board, this Code shall supersede any other code of business conduct approved by the Board prior to the effective date of this Code.

B.	Honest and Ethical Conduct

Employees and trustees are expected to exhibit and promote the highest standards of honest and ethical conduct, by, among other things, their adherence to the following policies and procedures:

●	they shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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they shall inform the Company's General Counsel of (a) any deviations in practice from policies and procedures governing honest and ethical behavior that comes to their attention or (b) any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest;

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Senior Executive and Financial Officers shall demonstrate personal support for the policies and procedures set forth in this Code through periodic communications reinforcing these principles and standards throughout the Company; and

●	they shall respect the confidentiality of information acquired in performance of one's responsibilities and shall not use confidential information for personal advantage.

C.	Financial Records and Periodic Reports

The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company's accounting records. In addition to performing their duties and responsibilities under these requirements, all employees involved in the Company's SEC reporting process, including each of the Senior Executive and Financial Officers, will establish and manage the Company's reporting systems and procedures with due care and diligence to ensure that:

●	reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts;

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business transactions are properly authorized and completely and accurately recorded in all material respects on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies; and

●	retention or disposal of Company records is in accordance with applicable legal and regulatory requirements.

D.	Compliance with Applicable Laws, Rules and Regulations

All employees and trustees will comply with all applicable governmental laws, rules and regulations, including but not limited to antitrust laws, insider trading laws and laws and regulations relating to recordkeeping and internal controls. Transactions in Company securities are governed by the Company’s Insider Trading Compliance Policy.

E.	Off the Job Conduct

As a general matter, the Company does not seek to regulate the personal, off-the-job conduct of its employees. However, employees will be subject to disciplinary action (including separation from the Company where deemed appropriate) for engaging in off-the-job conduct that threatens to or does adversely impact an employee's job performance, the safety or performance of other employees, or other legitimate business interests or the reputation of the Company. When entertaining individuals in connection with the performance of their duties, employees are expected to maintain conduct standards consistent with on-the-job expectations.

SECTION II.

A.	Conflicts of Interest

The Company relies on the integrity and undivided loyalty of our employees and trustees to maintain the highest level of objectivity in performing their duties. Each employee is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of the Company. Individuals must not allow personal considerations or relationships to influence them in any way when representing the Company in business dealings.

A conflict situation can arise when an employee or trustee takes actions or has interests that may make it difficult to perform work on behalf of the Company objectively and effectively. Conflicts also arise when an employee or trustee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

All employees and trustees must exercise great care any time their personal interests might conflict with those of the Company. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Non-employee trustees are expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving the Company as to which they are interested parties or with respect to which a real or apparent conflict of interest exists.

If a potential conflict of interest situation exists or is thought to exist, it is the employee’s duty to promptly report it in writing to his or her immediate supervisor or the Company’s General Counsel.

B.	Corporate Opportunities

Employees and trustees owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Employees and trustees are prohibited from:

●	taking for themselves or family members or affiliates business or other opportunities that are discovered or that arise through the use of trust information, property or position; and

●	using Company information, property or position for direct or indirect personal gain.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our employees and trustees is to make sure that any use of Company assets that is not solely for the benefit of the Company is approved beforehand by the Company's General Counsel.

C.	Confidentiality

In carrying out the Company's business, employees and trustees often learn confidential or proprietary information about the Company, its tenants, prospective tenants or other third parties. Employees and trustees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

D.	Fair Dealing

The Company strives for success through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and trustee should endeavor to deal fairly with the Company's tenants, vendors, service providers, suppliers, competitors and employees. No employee or trustee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

E.	Protection and Proper Use of Company Assets

All employees should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only. The Company assets include, but are not limited to, all property, equipment, products and other tangible assets, and all proprietary information such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, tenant and leasing information, property acquisition and disposition plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. As noted above, the only prudent course of conduct for our employees and trustees is to make sure that any use of Company assets that is not solely for the benefit of the Company is approved beforehand by the Company's General Counsel.

F.	Workplace Environment

In order to maintain a productive, safe and respectful environment, employees are required to adhere to the following policies and procedures:

●	they shall not offer or accept bribes or kickbacks either directly or indirectly;

●	they shall report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs;

●	they shall respect the diversity of all employees and not engage in wrongful discrimination or harassment; and

●	they shall maintain a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

SECTION III

A.	Clawback Policy

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. If the Company issues a material accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board or committee will have the authority in its sole discretion to recover any incentive compensation (i) received by any covered person (ii) during the three fiscal years immediately preceding the date of the accounting restatement issuance based on the erroneous data and (iii) that exceeds the amount that would have been paid to the covered person under the accounting restatement, calculated on a pre-tax basis.

If the Board or committee determines that any covered person has committed misconduct, the Board or committee has the authority in its sole discretion, upon evaluating the associated costs and benefits, to recover any incentive compensation received by any covered person during the three fiscal years preceding the period from the date on which the misconduct first occurred or thereafter, calculated on a pre- tax basis. Recovery of such incentive compensation shall not be the Company’s exclusive remedy for any misconduct.

In making any such determination, the Board or committee may consider such factors as it deems appropriate, including, without limitation (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery, (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence, and (E) any other factors deemed relevant by the Board or committee.

SECTION IV.

A.	Reporting Concerns

Employees and trustees of the Company are encouraged to and should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt.

If you suspect or reasonably believe that another employee (including part-time and temporary employees), consultant or contract worker or one of our business units is engaged in (i) possible misconduct regarding accounting, internal accounting controls or auditing matters, (ii) a possible violation of applicable law, regulation or Company policy, including a possible violation of the federal securities laws that has occurred, is ongoing or is about to occur or a violation of this Code, or (iii) activities on our behalf that otherwise could damage our reputation, you should report this to the General Counsel of the Company. Such communications to the Company’s General Counsel will be treated confidentially. The Company also has made available a confidential employee hotline, which employees may use to report any observations, concerns or complaints. The number for the hotline is: 1- 855-890-3329.

The Company shall take all actions necessary or appropriate to investigate any reported violations. The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Company policy and federal law prohibit any form of retaliation for good faith reporting of possible violations of this Code, any other Company policy or any federal securities law when an employee reasonably believes such violation has occurred, is ongoing or is about to occur. As used herein, “retaliation” means any discharge, demotion, suspension, threatening, harassment, directly or indirectly, or other discrimination against an employee in the terms or conditions of his or her employment because of any such person’s providing information to the Company or governmental authority or any such person’s participation in any related investigation. The Company will take appropriate disciplinary action against any employee who directly or indirectly retaliates against an employee who reasonably reports a possible violation of Company policy or federal securities law according to the reporting procedures set forth above. Although an employee will not be subject to any disciplinary or retaliatory action for filing a good faith report of a possible violation of Company policy or federal securities law, the filing of a known false or malicious report will not be tolerated. Anyone participating in the filing of such a report will be subject to appropriate disciplinary action. In addition, nothing herein should be read to extend full immunity to a person if such person is complicit in the matters that are the subject of the report of possible violations.

Any questions relating to how these policies should be interpreted or applied should be addressed to your supervisor, a member of the executive staff or the Company's General Counsel.

B.	Administration

This Code shall be administered and monitored by the General Counsel. The Audit Committee, however, shall have the ultimate responsibility for ensuring compliance with this Code.

The General Counsel will handle day-to-day compliance matters, including:

●	receiving, reviewing, investigating and resolving concerns and reports on the matters described in this Code;

●	interpreting and providing guidance on the meaning and application of this Code; and

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reporting periodically and as matters arise to the Audit Committee on the implementation and effectiveness of this Code and other compliance matters, and recommending any updates or amendments to this Code that he or she deems necessary or advisable.

The General Counsel may seek the advice of the Audit Committee as to interpretation of this Code. Failure of an employee or trustee to comply with this Code will result in disciplinary action up to and including termination.

C.	Waivers of This Code

Generally, waivers of this Code will only be granted under extenuating circumstances. Any employee or trustee who believes that a waiver may be called for should discuss the matter with the Company's General Counsel. Waivers for executive officers (including Senior Executive and Financial Officers) or trustees of the Company may be made only through actions of disinterested members of the Board and shall be promptly disclosed to the Company's shareholders in accordance with all applicable rules and regulations, including the rules of the New York Stock Exchange. Any other waiver must be approved by our Chief Executive Officer or General Counsel.